                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A
                                 Current Report

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                          Date of Report: June 7, 1996


                          THE MULTICARE COMPANIES, INC.
             (Exact name of Registrant as specified in its charter)


                          COMMISSION FILE NO.  34-22090



         DELAWARE                                               22-3152527
         --------                                               ----------
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)



     411 HACKENSACK AVENUE
     HACKENSACK, NEW JERSEY                                        07601
     ----------------------                                        -----
(Address of principal executive offices)                          Zip Code



        Registrant's telephone number, including area code (201) 488-8818
                                                           --------------

This Form 8-K/A amends and supersedes a filing on Form 8-K by the Registrant on Form 8-K/A, dated February 12, 1996 which amended a filing dated December 15, 1995, pursuant to which Registrant had reported its acquisition of Glenmark Associates, Inc. Such Form 8-K is hereby amended by changing Item 7 thereof to read as follows, and by filing herewith the attached financial statements and information.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

          (a)  Financial statements:

               - Audited balance sheets of Glenmark Associates, Inc. as of December 31, 1993 and 1994 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two year period ended December 31, 1994.

               - Unaudited balance sheet of Glenmark Associates, Inc. as of September 30, 1995 and the related consolidated statement of income for the nine months ended September 30, 1995.

          (b)  Pro forma financial information:

               - Pro forma condensed consolidated balance sheet of The Multicare Companies, Inc. and subsidiaries and Glenmark Associates, Inc. as of September 30, 1995.

               - Pro forma condensed consolidated statement of operations of The Multicare Companies, Inc. and subsidiaries and Glenmark Associates, Inc. for the year ended December 31, 1994.

               - Pro forma condensed consolidated statement of operations of The Multicare Companies, Inc. and subsidiaries and Glenmark Associates, Inc. for the nine months ended September 30, 1995.

          (c)  Exhibits.  None.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


The accompanying unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1994 and the nine months ended September 30, 1995, have been prepared as if the acquisition of Glenmark Associates, Inc. (Glenmark) had been consummated on January 1, 1994. The accompanying unaudited pro forma condensed consolidated balance sheet at September 30, 1995, has been prepared as if the acquisition of Glenmark had been consummated on September 30, 1995. The unaudited pro forma financial information has been prepared on the basis of assumptions described in the notes to the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of actual results that would have been achieved had the acquisitions actually been completed as of the dates indicated. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the respective historical financial statements of the Company and Glenmark and the related notes thereto.

                 THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1995
                                 (IN THOUSANDS)


                                                                                     ADJUSTMENTS
                                                                      ------------------------------------------
                                                                       GLENMARK       SABRATON
                                                         MULTICARE    HISTORICAL        PLAZA         PRO FORMA     MULTICARE
                                                        HISTORICAL       (1a)           (1b)         ADJUSTMENTS    PRO FORMA
                                                        ----------       ----           ----         -----------    ---------

  ASSETS
Current assets:
  Cash and cash equivalents                               $39,504            $44                      ($23,000) (2)   $16,548
  Marketable securities                                     9,790                                                       9,790
  Accounts receivable, net                                 74,857          7,898            (17)                       82,738
  Prepaid expense and other current assets                  7,185          3,408             (2)                       10,591
  Deferred taxes                                            3,000                                                       3,000
                                                         -----------------------------------------------------       --------
     Total current assets                                 134,336         11,350            (19)       (23,000)       122,667


Property, plant, and equipment                            246,863         44,387         (1,377)        14,701  (3)   304,574
  Less accumulated depreciation                            34,970          8,052            (43)        (8,009) (3)    34,970
                                                         -----------------------------------------------------       --------
                                                          211,893         36,335         (1,334)        22,710  (3)   269,604


Goodwill, net                                              33,780          4,548                        16,794  (4)    55,122
Debt issuance costs, net                                    6,190            953                          (953) (5)     6,190
Other assets                                               11,142          3,788          1,288          5,642  (5)    21,860
                                                         -----------------------------------------------------       --------
                                                         $397,341        $56,974           ($65)       $21,193       $475,443
                                                         -----------------------------------------------------       --------
                                                         -----------------------------------------------------       --------

  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                         10,040          1,610                                       11,650
  Accrued liabilities                                      23,315          3,719            (18)         2,200  (6)    29,216
  Current portion of long-term debt                                          990                                          990
  Current portion of capitalized lease obligations            509                                                         509
                                                         -----------------------------------------------------       --------
     Total current liabilities                             33,864          6,319            (18)         2,200         42,365

Long-term debt                                            207,300         45,053                        13,279  (7)   265,632
Capitalized lease obligations                              25,712                                                      25,712
Deferred taxes                                             14,039                                       10,893  (8)    24,932
Other liabilities                                                            595                          (219) (5)       376
Redeemable preferred stock                                                 3,350                        (3,350) (9)

Stockholders' equity:
  Preferred stock                                                          5,791                        (5,791) (9)
  Common stock                                                177                                                         177
  Additional paid-in-capital                               80,237          1,032                        (1,032) (9)    80,237
  Retained earnings (accumulated deficit)                  36,012         (5,166)           (47)         5,213  (9)    36,012
                                                         -----------------------------------------------------       --------
     Total stockholders' equity                           116,426          1,657            (47)        (1,610)       116,426
                                                         -----------------------------------------------------       --------
                                                         $397,341        $56,974           ($65)       $21,193       $475,443
                                                         -----------------------------------------------------       --------
                                                         -----------------------------------------------------       --------




See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                 THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                 ADJUSTMENTS
                                                             ----------------------------------------------------
                                                              GLENMARK     SABRATON       LEASED
                                                MULTICARE    HISTORICAL      PLAZA      FACILITIES     PRO FORMA    MULTICARE
                                               HISTORICAL       (1a)         (1b)           (2)       ADJUSTMENTS   PRO FORMA
                                               ----------    ----------    --------     ----------    -----------   ---------

Net revenues                                    $262,416       $40,032       ($242)       $10,251                    $312,457

Expenses:
  Facility operating expenses                    201,250        31,756        (157)         9,189                     242,038
  Corporate, general and administrative           11,446         2,086                                                 13,532
  Depreciation and amortization                    9,358         1,730         (22)                       $482  (3)    11,548
                                                --------      --------    --------       --------     --------       --------
    Total expenses                               222,054        35,572        (179)         9,189          482        267,118
                                                --------      --------    --------       --------     --------       --------

    Income from operations                        40,362         4,460         (63)         1,062         (482)        45,339

Other income (expense)                           (12,866)       (4,202)         62                         (99) (4)   (17,105)
                                                --------      --------    --------       --------     --------       --------

    Income (loss) before income taxes
     and extraordinary item                       27,496           258          (1)         1,062         (581)        28,235

Income tax expense (benefit)                      10,454          (113)                                    597  (5)    10,938
                                                --------      --------    --------       --------     --------       --------

    Income before extraordinary item             $17,042          $371         ($1)        $1,062      ($1,178)       $17,297
                                                --------      --------    --------       --------     --------       --------
                                                --------      --------    --------       --------     --------       --------

Income before extraordinary item per share         $1.07                                                                $1.08

Weighted average shares outstanding               15,978                                                               15,978



See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                 THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                 ADJUSTMENTS
                                                             ----------------------------------------------------
                                                              GLENMARK     SABRATON       LEASED
                                                MULTICARE    HISTORICAL      PLAZA      FACILITIES     PRO FORMA    MULTICARE
                                               HISTORICAL       (1a)         (1b)           (2)       ADJUSTMENTS   PRO FORMA
                                               ----------    ----------    --------     ----------    -----------   ---------

Net revenues                                    $258,253       $35,042       ($245)        $8,358                    $301,408

Expenses:
  Facility operating expenses                    197,230        28,110        (147)         7,580                     232,773
  Corporate, general and administrative           12,713         2,882                                                 15,595
  Depreciation and amortization                    9,865         1,459         (30)                       $378  (3)    11,672
                                                --------      --------    --------       --------     --------       --------
    Total expenses                               219,808        32,451        (177)         7,580          378        260,040
                                                --------      --------    --------       --------     --------       --------

    Income from operations                        38,445         2,591         (68)           778         (378)        41,368

Other income (expense)                           (12,251)       (3,326)         26                        (922) (4)   (16,473)
                                                --------      --------    --------       --------     --------       --------

    Income (loss) before income taxes
     and extraordinary item                       26,194          (735)        (42)           778       (1,300)        24,895

Income tax expense (benefit)                      10,056                                                  (345) (5)     9,711
                                                --------      --------    --------       --------     --------       --------

    Income before extraordinary item             $16,138         ($735)       ($42)          $778        ($955)       $15,184
                                                --------      --------    --------       --------     --------       --------
                                                --------      --------    --------       --------     --------       --------


Income before extraordinary item per share         $0.91                                                                $0.86

Weighted average shares outstanding               17,674                                                               17,674



See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                 THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


PRO FORMA BALANCE SHEET

On December 1, 1995, the Company completed the acquisition of Glenmark Associates, Inc. (Glenmark). The Company acquired the outstanding capital stock of Glenmark for approximately $32,000 including transaction costs, repaid approximately $24,200 of debt, and assumed historical debt of approximately $24,700. The acquisition was financed through existing cash balances and the Company's credit facility. The acquisition has been accounted for using the purchase method of accounting.

The pro forma balance sheet has been presented assuming the acquisition of Glenmark occurred on September 30, 1995. The pro forma adjustments are as follows:

(1a) Reflects the historical balance sheet of Glenmark at December 31, 1994.

(1b) Reflects the elimination of certain assets and liabilities for a Glenmark entity not acquired by the Company.

(2)  The use of cash to complete the acquisition.

(3) The allocation of a portion of the purchase price to property, plant and equipment, reflecting fair market value of facilities acquired based on appraised values.

(4) Increase in goodwill resulting from purchase price in excess of fair market value of net assets acquired.

(5) Elimination of assets and liabilities with no future value, record security deposits and escrows arising from the acquisition, and to allocate a portion of the purchase price to investments.

(6)  Accrual for transaction costs related to the acquisition.

(7) Additional borrowings under the Company's revolving credit facility to complete the acquisition and adjustment to reflect the fair market values of assumed debt.

(8) Increase in deferred taxes to reflect the difference in fair values assigned and tax basis of assets and liabilities acquired.

(9) Elimination of redeemable preferred stock and stockholders' equity of Glenmark.


PRO FORMA STATEMENTS OF OPERATIONS

The pro forma adjustments to the statements of operations are as follows:

(1a) Reflects the historical results of operations of Glenmark for the year ended December 31, 1994 and the nine months ended September 30, 1995.

(1b) Reflects the elimination of the results of operations for a Glenmark entity not acquired by the Company.

                 THE MULTICARE COMPANIES, INC. AND SUBSIDIARIES
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


(2) In November 1995 Glenmark entered into a lease agreement for four facilities located in West Virginia. The historical results of operations for these facilities for the year ended December 31, 1994 and the nine months ended September 30, 1995 have been adjusted to:

          - reflect the elimination of management fees of $604 and $452, respectively,

          - record rent expense relating to the lease agreements of $1,557 and $1,167, respectively,

          - eliminate depreciation and amortization expense of $532 and $434, respectively, and

          -    eliminate net interest expense of $734 and $461, respectively.

(3) Depreciation and amortization expense has been increased by amortization of goodwill incurred in the acquisition, depreciation resulting from the allocation of the Company's purchase price to Glenmark property, plant and equipment, and adjustments to conform Glenmark's accounting policies to those of the Company.

(4) For the year ended December 31, 1994, net interest expense has been increased by $99 to reflect the elimination of investment income from the utilization of cash to consummate the acquisition, the refinancing of Glenmark debt with the Company's credit facility bearing interest at an average rate of 6%, and the assumption of Glenmark debt at fair market value of approximately 8%. For the nine months ended September 30, 1995, net interest expense has been increased by $922 to reflect the elimination of investment income from the utilization of cash to consummate the acquisition, the refinancing of Glenmark debt with the Company's credit facility bearing interest at an average rate of 7%, and the assumption of Glenmark debt at fair market value of approximately 8%.

(5) Income tax expense has been adjusted to reflect an effective tax rate of approximately 39% for federal and state taxes.

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                               The Multicare Companies, Inc.


                                     STEPHEN R. BAKER
                             _______________________________
                                     Stephen R. Baker
                         Executive Vice President, Chief Financial Officer



June 7, 1996

                   GLENMARK ASSOCIATES, INC. AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1995
                                 (IN THOUSANDS)

  ASSETS
Current assets:
  Cash and cash equivalents                                            $44
  Accounts receivable, net                                           7,898
  Prepaid expense and other current assets                           3,408
                                                                   -------
        Total current assets                                        11,350


Property, plant, and equipment                                      44,387
  Less accumulated depreciation                                      8,052
                                                                   -------
                                                                    36,335


Goodwill, net                                                        4,548
Debt issuance costs, net                                               953
Other assets                                                         3,788
                                                                   -------
                                                                   $56,974
                                                                   -------
                                                                   -------

  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                   1,610
  Accrued liabilities                                                3,719
  Current portion of long-term debt                                    990
                                                                   -------
        Total current liabilities                                    6,319

Long-term debt                                                      45,053
Other liabilities                                                      595
Redeemable preferred stock                                           3,350

Stockholders' equity:
  Preferred stock                                                    5,791
  Additional paid-in-capital                                         1,032
  Retained earnings (accumulated deficit)                           (5,166)
                                                                   -------
        Total stockholders' equity                                   1,657
                                                                   -------
                                                                   $56,974
                                                                   -------
                                                                   -------


     See accompanying Notes to Unaudited Consolidated Financial Statements.

                   GLENMARK ASSOCIATES, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                               SEPTEMBER 30, 1995
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



Net revenues                                                        $35,042

Expenses:
        Facility operating expenses                                  28,110
        Corporate, general and administrative                         2,882
        Depreciation and amortization                                 1,459
                                                                   --------
           Total expenses                                            32,451
                                                                   --------

           Income from operations                                     2,591

Other income (expense)                                               (3,326)
                                                                   --------

           Income (loss) before income taxes
              and extraordinary item                                   (735)
                                                                   --------

Income tax expense (benefit)

           Income before extraordinary item                           ($735)

Extraordinary item - loss on extinguishment of
   debt, net of tax                                                     281
                                                                   --------

           Net income                                               ($1,016)
                                                                   --------
                                                                   --------

     See accompanying Notes to Unaudited Consolidated Financial Statements.

                   GLENMARK ASSOCIATES, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                         PERIOD ENDED SEPTEMBER 30, 1995
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


(1)  NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS - Glenmark Associates, Inc. and subsidiaries ("Glenmark") operates an integrated network of healthcare businesses located primarily in West Virginia. The Company provides nursing, rehabilitation, imaging, pharmaceutical and other healthcare services.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Glenmark and all controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The Company uses the equity method to account for its ownership interest in several real estate and healthcare limited partnerships. The Company owns a minority interest in these partnerships and does not have controlling voting interest.

     Payments received from third-party payors, such as Medicaid and Medicare, are subject to audit by the respective payors or their agent. Audit adjustments, if necessary, are accrued on an estimated basis. The ultimate settlement is recorded in the year that final settlement is determined.

(2)  SUBSEQUENT EVENTS

     On October 18, 1995, Glenmark entered into an agreement whereby Glenmark will merge with HRWV, Inc. (a wholly owned subsidiary of The Multicare Companies, Inc.). The agreement provides that upon consummation of the merger, the stockholders of Glenmark will receive $23,700 in cash proceeds and the distribution of certain real estate valued at $1,200. Additional payments to the former shareholders of Glenmark are possible based upon operating profit performance. The merger was completed on December 1, 1995 in accordance with the merger agreement.

[LETTERHEAD]

- --------------------------------------------------------------------------------


GLENMARK ASSOCIATES, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS FOR THE
YEARS ENDED DECEMBER 31, 1994 AND 1993, AND
INDEPENDENT AUDITORS' REPORT


- --------------------------------------------------------------------------------

[LETTERHEAD]

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Glenmark Associates, Inc.:

We have audited the accompanying consolidated balance sheets of Glenmark Associates, Inc. and subsidiaries (a wholly owned subsidiary of Glenmark Holding Company Limited Partnership) as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Glenmark Associates, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 7 to the consolidated financial statements, effective January 1, 1993 the Company changed its method of accounting for income taxes.

We have not audited any financial statements of the Company for any period subsequent to December 31, 1994, nor have we performed a review of interim financial statements in conformity with the standards set forth by the American Institute of Certified Public Accountants.

/s/ DELOITTE & TOUCHE LLP

March 28, 1995
(December 1, 1995 as to the second paragraph of Note 13)

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1994 AND 1993
- --------------------------------------------------------------------------------


ASSETS                                            1994               1993

CURRENT ASSETS:
  Cash and cash equivalents                  $   269,122        $   512,105
  Trade receivables, less allowance
   for doubtful accounts:
   1994 - $155,000; 1993 - $75,000             7,401,396          5,769,653
  Accounts receivable, related parties         1,885,640          1,097,974
  Inventories                                    340,331            207,688
  Prepaid expenses and other current
   assets                                        678,564            469,251
                                              ----------         ----------
    Total current assets                      10,575,053          8,056,671

ASSETS WHOSE USE IS LIMITED-
  Under trust indentures                         806,134          1,813,478

PROPERTY AND EQUIPMENT - Net                  35,461,731         29,568,544

EXCESS OF PURCHASE PRICE OVER ESTIMATED
 FAIR VALUE OF NET ASSETS ACQUIRED - Net
 of accumulated amortization of $675,799
 and $471,000                                  3,667,463          3,666,069

OTHER ASSETS                                   3,845,235          3,130,219
                                             -----------        -----------
                                             $54,355,616        $46,234,981
                                             -----------        -----------
                                             -----------        -----------


See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1994 AND 1993
- --------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY                      1994         1993

CURRENT LIABILITIES:
  Accounts payable                                    $ 1,453,716  $ 1,205,904
  Accrued expenses and payroll withholdings             2,781,541    2,441,738
  Accounts payable, related parties                       198,381      281,965
  Current maturities of long-term obligations             856,946      836,381
                                                      -----------   ----------
      Total current liabilities                         5,290,584    4,765,988
                                                      -----------   ----------

LONG-TERM OBLIGATIONS - Less current
 maturities                                            43,304,153   39,031,237
                                                      -----------   ----------

OTHER LIABILITIES                                         611,334      852,949

REDEEMABLE PREFERRED STOCK:
  Series A Cumulative Preferred Stock,
   $100 par value, authorized 6,000 shares;
   issued and outstanding 5,828 shares                    582,857      582,857
  Series B Cumulative Preferred Stock, no
   par value, authorized 600 shares;
   issued and outstanding 570 shares                    2,767,515    2,767,515
                                                      -----------   ----------
                                                        3,350,372    3,350,372
                                                      -----------   ----------

STOCKHOLDERS' EQUITY:
  Series S-1 Senior Preferred Stock,
   no par value, authorized 425,000
   shares; issued and outstanding
   289,094 shares                                       3,818,184            -
  Common Stock, no par value,
   authorized 13,071,895 shares; issued
   and outstanding 1,000,000 shares                             -            -
  Additional paid-in capital                            1,381,271    1,381,271
  Accumulated deficit                                  (3,400,282)  (3,146,836)
                                                      -----------   ----------

      Total stockholders' equity                        1,799,173   (1,765,565)
                                                      -----------   ----------

                                                      $54,355,616  $46,234,981
                                                      -----------   ----------
                                                      -----------   ----------


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1994 AND 1993
- --------------------------------------------------------------------------------

                                                          1994         1993

NET REVENUES                                          $40,149,106  $31,483,627

EXPENSES:
  Facility operating expenses:
   Nursing services                                    11,903,758    9,639,282
   Rental                                                 676,851    1,243,146
   Other operating                                     11,317,206    8,638,933
  General and administrative                            9,943,450    7,013,991
  Depreciation and amortization                         1,730,261    1,210,672
                                                      -----------  -----------

      Total expenses                                   35,571,526   27,746,024
                                                      -----------  -----------

INCOME FROM OPERATIONS                                  4,577,580    3,737,603

INTEREST EXPENSE                                        4,319,480    3,435,257
                                                      -----------  -----------

INCOME BEFORE INCOME TAXES, CUMULATIVE
 EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
 AND EXTRAORDINARY LOSS                                   258,100      302,346

FEDERAL AND STATE INCOME TAXES (BENEFIT)                 (112,730)     177,000
                                                      -----------  -----------

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
 IN ACCOUNTING PRINCIPLE AND EXTRAORDINARY
 LOSS                                                     370,830      125,346

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
 FOR INCOME TAXES                                               -      632,202

EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT
 OF DEBT - Net of tax                                     306,737            -
                                                      -----------  -----------

NET INCOME                                            $    64,093  $   757,548
                                                      -----------  -----------
                                                      -----------  -----------


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1994 AND 1993
- --------------------------------------------------------------------------------


                                             SENIOR
                                         PREFERRED STOCK              COMMON
                                          (SERIES S-1)                 STOCK                           ADDITIONAL
                                      --------------------     ---------------------     SUBSCRIBED      PAID-IN   ACCUMULATED
                                      SHARES        AMOUNT      SHARES       AMOUNT         STOCK        CAPITAL     DEFICIT

BALANCES, DECEMBER 31, 1992             -       $    -              765    $    -           300,000     1,381,271    (3,693,630)

Net income                              -            -            -             -             -             -           757,548

Dividends:
  Series A Cumulative Preferred
   Stock                                -            -            -             -             -             -           (52,105)
  Series B Cumulative Preferred
   Stock                                -            -            -             -             -             -          (158,649)

Issuance of Series B Cumulative
 Preferred Stock                        -            -            -             -          (300,000)        -             -
                                     -------    ----------    ---------    ---------      ---------    ----------   -----------

BALANCES, DECEMBER 31, 1993             -            -              765         -             -        $1,381,271   $(3,146,836)

Net income                              -            -            -             -             -             -            64,093

1,307 for 1 Common Stock Split                                  999,235         -             -

Dividends:
  Series A Cumulative Preferred
   Stock                                -            -            -             -             -             -           (53,914)
  Series B Cumulative Preferred
   Stock                                -            -            -             -             -             -          (263,625)

Issuance of Series S-1 Senior
 Preferred Stock                     289,094     3,818,184        -             -             -             -             -
                                     -------    ----------    ---------    ---------      ---------    ----------   -----------

BALANCES, DECEMBER 31, 1994          289,094    $3,818,184    1,000,000    $    -         $   -        $1,381,271   $(3,400,282)
                                     -------    ----------    ---------    ---------      ---------    ----------   -----------
                                     -------    ----------    ---------    ---------      ---------    ----------   -----------



See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1994 AND 1993
- --------------------------------------------------------------------------------


                                                                                                       1994           1993

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                                                         $    64,093    $   757,548
Adjustments to reconcile net income to net cash provided by operating activities:
  Cumulative effect of change in accounting for income taxes                                              -          (632,202)
  Noncash portion of loss on early extinguishment of debt                                              178,786           -
  Depreciation and amortization                                                                      1,730,261      1,210,672
  Provision for bad debts                                                                              208,173        293,108
  Deferred income taxes                                                                               (332,408)       177,000
  Earnings of unconsolidated affiliates, net of distributions                                          (78,704)       150,985
  Changes in assets and liabilities, net of effects from acquisitions:
     Increase in trade receivables                                                                  (1,895,689)    (1,733,521)
     Increase in accounts payable                                                                      247,812        238,601
     Other (increases) decreases in working capital                                                   (107,792)       115,606
                                                                                                   -----------    -----------

     Net cash provided by operating activities                                                          14,532        577,797
                                                                                                   -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment                                                                  (2,647,323)    (2,184,433)
Acquisitions, net of cash received                                                                    (846,632)       180,236
Decrease (increase) in assets whose use is limited                                                   1,231,083        (65,317)
Increase in related party receivables                                                                 (775,122)      (265,613)
Increase in other assets                                                                              (305,577)      (385,118)
                                                                                                   -----------    -----------

     Net cash used in investing activities                                                          (3,343,571)    (2,720,245)
                                                                                                   -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term obligations                                                                  5,704,895      1,864,706
Proceeds from issuance of preferred stock                                                            4,210,572      1,501,500
Principal payments on long-term obligations                                                         (6,022,878)      (668,359)
Payment of debt and stock issuance costs                                                              (488,994)      (338,676)
Payment of dividends on preferred stock                                                               (317,539)      (210,754)
                                                                                                   -----------    -----------

     Net cash provided by financing activities                                                       3,086,056      2,148,417
                                                                                                   -----------    -----------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                                      (242,983)         5,969

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                                           512,105        506,136
                                                                                                   -----------    -----------

CASH AND CASH EQUIVALENTS, END OF YEAR                                                             $   269,122    $   512,105
                                                                                                   -----------    -----------
                                                                                                   -----------    -----------



See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994 AND 1993
- --------------------------------------------------------------------------------

1.   NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS - Glenmark Associates, Inc. and subsidiaries (the "Company") operates an integrated network of healthcare businesses primarily in West Virginia. The company provides nursing, rehabilitation, imaging, pharmaceutical and other healthcare services.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Glenmark Associates, Inc. and all controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The Company uses the equity method to account for its ownership interest in several real estate and healthcare limited partnerships. The Company owns minority interests in these partnerships and does not have controlling voting interest.

     CASH AND CASH EQUIVALENTS - Cash on hand, cash in banks and certificates of deposit which have original maturities of three months or less are included in cash and cash equivalents.

     INVENTORIES - Inventories consist primarily of supplies and are stated at the lower-of-cost or market. Cost is determined on a first-in, first-out basis.

     PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation is computed principally by the straight-line method over estimated useful lives ranging from 5 to 40 years.

     DEBT ISSUANCE COSTS - Costs associated with the issuance of debt are amortized on the straight-line basis over the terms of the related debt.

     EXCESS OF PURCHASE PRICE OVER FAIR VALUE OF NET ASSETS ACQUIRED - The excess of purchase price over the fair value of net assets acquired is amortized on the straight-line method over 30 years.

     REVENUE RECOGNITION - Nursing facility revenues, which consist primarily of patient service revenues, are recorded net of contractual allowances. Contractual allowances result because the payment received for services is typically less than the standard billing rates.

     Payments received from third-party payors, such as Medicaid and Medicare, are subject to audit by the respective payors or their agent. Audit adjustments, if necessary, are accrued on an estimated basis. The ultimate settlement is recorded in the year that final settlement is determined.

     Management and consulting fees are recorded at the time services are rendered in accordance with contractual agreements.

     INCOME TAXES - Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the use of the liability method of accounting for deferred income taxes. The provision for income taxes includes deferred federal and state income taxes recognized as a result of temporary differences between the financial statement and tax bases of assets and liabilities, and the effects of net operating loss carryforwards.

     The Company files consolidated income tax returns with its incorporated subsidiaries and includes its share of partnership profits or losses from its ownership interests in limited partnerships.

     FINANCIAL INSTRUMENTS - The Financial Accounting Standards Board has issued SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," which requires additional disclosures relative to fair value measurement of all financial instruments. This statement is not effective for the Company until the year ending December 31, 1995. The Company has not estimated the effects of these disclosures in the accompanying financial statements.

     RECLASSIFICATIONS - Certain items in the 1993 financial statements have been reclassified to be consistent with the classifications used in the 1994 financial statements.

2.   RELATED PARTY TRANSACTIONS

     The Company is a wholly owned subsidiary of Glenmark Holding Company Limited Partnership ("Holding"). Holding is also a majority shareholder of Glenmark Corporation.

     The Company leases office space from Holding under a cancelable lease agreement. Rental expense under this lease was $228,000 for 1994 and 1993.

     During the years ended December 31, 1994 and 1993, the Company incurred approximately $1,300,000 and $1,100,000, respectively, in costs for construction work and equipment purchases from Glenmark Corporation. Construction costs include all related costs of construction plus a normal profit.

     The Company has pledged a certificate of deposit in the amount of $45,000 to collateralize borrowings of Glenmark Corporation at December 31, 1994.

     The Company periodically advances funds to Holding and Glenmark Corporation. Repayments are made to the Company on a periodic basis. The advances to Holding are noninterest-bearing, and the advances to Glenmark Corporation bear interest at 8%. Amounts advanced to Holding for 1994 and 1993, excluding rental payments, approximated $312,000 and $306,000, and advances to Glenmark Corporation, excluding reimbursement for construction costs, approximated $263,000 and $82,200.

     Amounts due to the Company from related parties consist of the following:

                                                         DECEMBER 31
                                                     1994           1993

     Holding                                      $  867,282     $  628,559
     Glenmark Corporation                            616,345        422,077
     Other                                           402,013         47,338
                                                  ----------     ----------
                                                  $1,885,640     $1,097,974
                                                  ----------     ----------
                                                  ----------     ----------

     The Company has management agreements with several estate partnerships in which the Company owns a general and/or limited partnership interest. The agreements provide for the Company to lease the facilities owned by these related parties in exchange for monthly payments ranging from 95% to 96% of each facility's net patient revenues, reduced by all reasonably incurred operating costs. The Company's net earnings from these arrangements, therefore, are 4% to 5% of each facility's net patient revenues. These agreements are for 25-year terms and are cancelable by the partnerships. Total rental expense under these agreements was $433,000 and $1,011,000 for the years ended December 31, 1994 and 1993, respectively.

3.   ACQUISITIONS

     In April 1994, the Company purchased 100% of the stock of Automated Professional Accounts, Inc. (APA). APA is a billing service operation with clients predominantly in medically-related fields. APA also performs billing functions for several of the Company's operating entities. The purchase price consisted of $108,000 in cash and $30,000 in the form of a promissory note. The transaction was accounted for as a purchase and, accordingly, the operating results of the business have been included in the accompanying financial statements from the acquisition date. The assets and liabilities acquired were recorded at their estimated fair value with the resulting purchase price exceeding the amount of net liabilities of $165,900.

     During 1994, the Company, which is a general and limited partner in Glenmark Properties I Partnership and Carehaven Associates Limited Partnership, purchased for cash of $384,500 and $168,850, the interests of certain limited partners, increasing the Company's ownership interests to 74% and 63%, respectively. The partnerships' financial statements have been included in the Company's consolidated financial statements from the dates that it obtained majority ownership.

     In October 1994, the Company acquired 50% of Berkeley Haven Limited Partnership, owner of Carehaven of Berkeley, a 68 bed intermediate nursing facility. The total consideration paid for the acquisition was $601,530, consisting of $80,000 cash and the remainder in promissory notes payable over fifteen years at an interest rate of 6.17% per annum. The partnership is being accounted for using the equity method.

     In July 1993, the Company purchased the assets of The Madison which included long-term, personal care and leisure living accommodations. The purchase price consisted of $200,000 cash and $3,500,000 of assumed long-term debt, which was refinanced by the Company subsequent to the purchase. The transaction, was accounted for as a purchase, and the net assets purchased were recorded at their estimated fair value.

     In August 1993, the Company purchased the fixed assets and operations of Brightwood, an intermediate care nursing and rehabilitation facility for $4,825,000. The fixed assets of Brightwood were purchased for $4,575,000, and other assets and liabilities (operations) were purchased for $100,000 cash and $150,000 of the Company's Series B Cumulative Preferred Stock. The transaction was accounted for as a purchase, and the assets and liabilities acquired were recorded at their estimated fair value with the resulting purchase price exceeding the recorded amount of identified net assets by $577,000.

4.   PROPERTY AND EQUIPMENT

     A summary of the components of property and equipment is as follows:

                                                         DECEMBER 31
                                                     1994           1993

     Land                                        $ 2,042,251    $ 1,691,327
     Land improvements                               646,477        566,124
     Buildings                                    33,513,322     27,078,213
     Equipment                                     5,451,425      4,497,500
     Vehicles                                        649,621        354,072
     Construction in progress                        198,427        366,039
                                                 -----------    -----------
                                                  42,501,523     34,553,275
     Less accumulated depreciation and
      amortization                                 7,039,792      4,984,731
                                                 -----------    -----------
                                                 $35,461,731    $29,568,544
                                                 -----------    -----------
                                                 -----------    -----------

     Depreciation expense was $1,210,000 and $905,000 for 1994 and 1993, respectively.

5.   OTHER ASSETS

     Other assets consist of the following:

                                                         DECEMBER 31
                                                     1994           1993

     Debt issue costs, net of accumulated
      amortization of $346,000 and $208,100       $1,135,985     $1,197,720
     Investments in unconsolidated affiliates      1,135,832        793,492
     Deferred income taxes                           787,610        455,202
     Land held for sale                              307,198        307,198
     Other                                           478,610        376,607
                                                  ----------     ----------
                                                  $3,845,235     $3,130,219
                                                  ----------     ----------
                                                  ----------     ----------

     INVESTMENT IN UNCONSOLIDATED AFFILIATES - Summarized below is condensed, unaudited, combined historical cost financial information of the Company's ownership interests in limited partnerships. The Company's ownership interests range from approximately 42% to 50%.

                                                         DECEMBER 31
                                                     1994           1993

     Assets                                      $ 7,343,800    $10,187,200
                                                 -----------    -----------
                                                 -----------    -----------

     Liabilities                                 $ 6,946,500    $ 8,795,900
     Partners' equity                                397,300      1,391,300
                                                 -----------    -----------
                                                 $ 7,343,800    $10,187,200
                                                 -----------    -----------
                                                 -----------    -----------

     Net income                                  $    47,200    $    65,000
                                                 -----------    -----------
                                                 -----------    -----------

6.   ASSETS WHOSE USE IS LIMITED

     Assets whose use is limited under the Meditrust and bond indenture agreements are summarized as follows:

                                                         DECEMBER 31
                                                     1994           1993

     Certificates of deposit                        $174,725       $169,290
     Money market funds and U.S. government
      securities                                     631,409      1,644,188
                                                    --------     ----------
                                                    $806,134     $1,813,478
                                                    --------     ----------
                                                    --------     ----------

     At December 31, 1993, $885,000 of these funds was held by one financial institution and insured only to the extent covered by the current Federal Deposit Insurance Corporation regulations. The 1994 funds and remaining 1993 funds are primarily insured by the Federal Deposit Insurance Corporation or are obligations of the U.S. Treasury or its agencies. These investments are carried at cost which approximates market.

7.   INCOME TAXES

     Effective January 1, 1993, the Company adopted SFAS No. 109, which requires the use of the liability method of accounting for deferred income taxes. The cumulative effect as of January 1, 1993 of this accounting change was to increase net income by $632,202. This accounting change also decreased 1993 net income by $177,000 as a result of eliminating an extraordinary credit of the same amount, relating to the utilization of net operating loss carryforwards, that would have been reported under the deferred method of accounting for income taxes previously used.

     The provision (benefit) for income taxes consists of the following:

                                                         DECEMBER 31
                                                     1994           1993

     Current - state                              $    5,000       $      -
     Deferred - state and federal                    557,270        177,000
     Change in valuation allowance                 (675,000)              -
                                                  ----------       --------
                                                  $(112,730)       $177,000
                                                  ----------       --------
                                                  ----------       --------

     The difference between the Company's effective tax rate for 1994 and 1993 and the Federal statutory tax rate of 34% is primarily attributable to state taxes and has permanent differences between book and taxable income, primarily the amortization of the excess of purchase price over the fair value of net assets acquired.

     The deferred income tax assets and liabilities recorded on the balance sheet are as follows:

                                                         DECEMBER 31
                                                     1994           1993

     Assets:
       Net operating loss carryforwards           $  880,000      $ 860,000
       Deferred gain                                  88,000        335,000
       Provisions for estimated expenses             287,000        142,000
       Debt extinguishment                           204,500              -
       Other                                          52,413        217,913
       Valuation allowance                                 -       (675,000)
                                                  ----------      ---------

          Total assets                             1,511,913        879,913

     Liability:
       Property - Depreciation                     (724,303)      (424,711)
                                                  ----------      ---------

     Net deferred asset                           $  787,610      $ 455,202
                                                  ----------      ---------
                                                  ----------      ---------

     As of December 31, 1994, the Company had available net operating loss carryforwards of approximately $2,200,000, expiring as follows: $120,000 in 2002, $1,050,000 in 2004, $230,000 in 2006 and $800,000 in 2007.

8.   LONG-TERM OBLIGATIONS

     A summary of long-term obligations is as follows:

                                                         DECEMBER 31
                                                     1994           1993

     Meditrust mortgage obligation, 11.5%,
      payable monthly, balloon payment due
      2002, net of unamortized discount of
      $906,700 and $930,900                      $12,962,982    $13,056,189

     Mortgage obligations, rates ranging from
      8.5% to 9.25%, maturities from 1994
      to 2002                                     14,017,846     12,072,529

     West Virginia Hospital Finance Authority
      and Commercial Development Revenue Bonds,
      rates ranging from 6.0% to 12.5%, payable
      semiannually with maturities ranging from
      2000 to 2015, net of unamortized
      discounts of $409,300 and $325,400          11,977,826     10,042,520

     Line of credit borrowing from the bank,
      prime plus 1%, effective rate 9.5% at
      December 31, 1994, due January 1996          3,054,500      3,850,000

     Other mortgage and installment
      obligations, rates 6.17% to 11.5%,
      maturities from 1995 to 2009                 2,147,945        846,380
                                                 -----------    -----------
                                                  44,161,099     39,867,618
     Less current maturities                         856,946        836,381
                                                 -----------    -----------
     Long-term obligations                       $43,304,153    $39,031,237
                                                 -----------    -----------
                                                 -----------    -----------

     During 1994 the Company issued $4,285,000 of taxable refunding revenue bonds as part of an optional advance refunding of certain existing tax exempt bonds. The proceeds of the 1994 bonds were placed in escrow to be used to pay principal, interest and to refund $4,255,000 of Series 1985 Tax Exempt Revenue Bonds. The 1985 bonds have been accounted for as extinguished and the debt and related escrow funds have been removed from the Company's financial statements. The debt extinguishment resulted in an extraordinary loss of approximately $307,000, net of related tax benefits of $204,000. In 1995, the 1994 bonds will be subject to mandatory redemption and are expected to be replaced with Series 1995 Tax Exempt Revenue Bonds.

     Included in the Meditrust debt agreement are additional fees to be incurred beginning October 1, 1993, contingent upon revenues exceeding a base amount. Such additional fees paid in 1994 and 1993 were approximately $53,600 and $2,600, respectively. In conjunction with the debt agreement, the Company issued warrants to the lender entitling the lender to acquire a specified portion of the Company's common stock. (See Note 11.)

     The various bond indentures are collateralized by first mortgage rights on the facilities and equipment of the respective facilities encumbered with the bonds. Net revenues of the facilities are also pledged as collateral on the related bonds. Certain of these obligations include provisions which require that deposits be made into mandatory sinking funds to be used for retirement of the bonds.

     The bond indentures contain various restrictive covenants which include, among others, provisions relating to minimum rates and charges to provide adequate debt service coverage, establishment of repair and maintenance funds, restrictions against activities affecting the tax exempt status of the bonds and maintenance of adequate insurance coverage.

     The Company has various letters of credit issued to bank creditors in connection with certain debt service requirements. These letters of credit are primarily collateralized by real estate and cash deposits. The amounts of the letters of credit at December 31, 1994 and 1993 were $3,201,000 and $190,000, respectively.

     Aggregate maturities of long-term obligations are as follows:

                                    MORTGAGES        LINE
                                       AND            OF
                                      BONDS         CREDIT          TOTAL

     1995                         $   856,946     $        -    $   856,946
     1996                           1,091,583      3,054,500      4,146,083
     1997                           1,041,240              -      1,041,240
     1998                           5,535,893              -      5,535,893
     1999                             867,228              -        867,228
     Thereafter                    33,029,749              -     33,029,749
                                  -----------     ----------    -----------
                                   42,422,639      3,054,500     45,477,139
     Less unamortized discounts     1,316,040              -      1,316,040
                                  -----------     ----------    -----------
                                  $41,106,599     $3,054,500    $44,161,099
                                  -----------     ----------    -----------
                                  -----------     ----------    -----------

     Cash payments of interest were $4,350,200 and $3,263,900 for 1994 and 1993, respectively.

     Substantially all of the Company's property and equipment, revenues and receivables are pledged as collateral for the long-term obligations. Certain of these obligations are also guaranteed by the individual partners of Holding.

     The Company has guaranteed loans of an affiliated nursing facility. The balance guaranteed on these loans at December 31, 1994 is $1,098,900.

9.   REDEEMABLE PREFERRED STOCK

     Series A Cumulative Preferred Stock contains dividends which are payable quarterly in arrears at an annual rate of $9.25 per share. The stock is convertible on the last day of each quarterly dividend period, at the option of the holder, at the rate of 7.7 shares of common for each share of Series A Cumulative Preferred Stock. On October 1, 1997, the stock is redeemable at the option of the Company or the holder at $150 per share, plus any accrued and unpaid dividends.

     Series B Cumulative Preferred Stock contains dividends which are payable quarterly in arrears at an annual rate of $462.50 per share. The stock is convertible on the last day of each quarterly dividend period, at the option of the holder, at the rate of 455.17 shares of common for each share of Series B Cumulative Preferred Stock. On December 31, 1994, the stock was redeemable at the option of the Company for $6,750 per share, plus any accrued and unpaid dividends and thereafter, at prices declining to $5,500 per share on or after December 31, 2001.

     Changes in each of these classes of preferred stocks for the years ended December 31, 1994 and 1993 were as follows:

                                             SERIES A           SERIES B
                                         SHARES    AMOUNT   SHARES    AMOUNT

     Balances at December 31, 1992        5,828   $582,857     234  $1,116,015
     Issuance of Series B Cumulative
      preferred stock                                          336   1,651,500
                                          -----   --------     ---  ----------

     Balances at December 31, 1993
      and 1994                            5,828   $582,857     570  $2,767,515
                                          -----   --------     ---  ----------
                                          -----   --------     ---  ----------

10.  PREFERRED STOCK

     In 1994, the Company issued 289,094 shares of Series S-1 Senior Preferred Stock at a price of $14.57 per share. Subsequent to year end, the Company issued an additional 129,569 shares at a per share price of $14.57. Dividends are cumulative at an annual rate of 6% per share per annum for the first six years after issuance. Subsequent to the sixth year, the dividend will be reset to an indexed prime based rate. Each share of this stock is convertible to one share of common stock.

     The Series S-1 Senior Preferred Stock amended the anti-dilution and conversion provisions of the previously issued Series A and B Cumulative Preferred Stock. The anti-dilution provision protects the holders as to subsequent issuances of stock at a price less than the price which the Series A or Series B Cumulative Preferred Stock shares were issued. The conversion rights were amended to a fixed number of common shares rather than a percentage ownership of the Company. Series A and B stockholders are entitled to voting rights only to the extent that a proposed amendment to the Articles of Incorporation would affect their stock.

11.  STOCK WARRANTS

     In connection with the Meditrust mortgage agreement, the Company has issued stock warrants to the lender for the purchase of 15% of the Company's common stock ownership based on a nominal warrant exercise price of $100. The warrants expire on October 31, 2003 or the date at which the Company issues publicly traded common stock in an interstate public offering.

     The warrants have the characteristics of equity instruments; therefore, the Company recorded the $955,000 value of warrants at the date of issue as a long-term discount, with a corresponding credit recorded to additional paid-in capital. This discount is being amortized over the term of the debt using the interest method.

     In March 1994, the Company executed an agreement with Meditrust which entitles the Company to repurchase for $1,500,000, all of the stock warrants granted as part of the Meditrust mortgage agreement. The Company, at its option, may pay cash of $750,000 to retire 50% of the outstanding warrants. The Company also has the option to retire the remaining 50% of the warrants through three additional mortgage financings. This agreement expires on June 5, 1995.

12.  CONCENTRATION OF CREDIT RISK

     The Company provides services to patients, many of whom are insured under third-party payor programs. These programs are dependent upon their respective federal and state sponsoring agencies' ability to obtain adequate appropriations and sufficient tax revenues to fund such appropriations. The mix of receivables from patients and third-party payors is as follows:

                                                         DECEMBER 31
                                                     1994           1993

     Medicaid                                          71%            69%
     Medicare                                          19             18
     Other, primarily self pay                         10             13
                                                      ---            ---
                                                      100%           100%
                                                      ---            ---
                                                      ---            ---

13.  SUBSEQUENT EVENTS

     In January 1995, the Company acquired 100% of the stock of Tri-State Mobile Medical Services, Inc., a West Virginia-based mobile imaging provider. The total consideration paid for the acquisition was $800,000, consisting of $450,000 in cash and the remainder in promissory notes payable over two years at an interest rate of 10.5% per annum. In February 1995, the Company also purchased the operating assets of a mobile imaging services company. The purchase price was $388,000, with $128,000 in cash and the remainder in a promissory note. These transactions will be accounted under the purchase method of accounting.

     On October 18, 1995 the Company entered into an agreement whereby the Company will merge with HRWV, Inc. (a wholly owned subsidiary of The Multicare Companies, Inc.). The agreement provides that upon consummation of the merger, the stockholders of the Company will receive $23,700,000 in cash proceeds and the distribution of certain real estate valued at $1,200,000. Additional payments to the former shareholders of the Company are possible based upon operating profit performance. The merger was completed on December 1, 1995 in accordance with the merger agreement.

                                    *   *   *


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